EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2, to be filed with the Securities and Exchange Commission on or about December 2, 2005, of our report dated February 20, 2004, relating to the December 31, 2003 consolidated financial statements of Speedemissions, Inc. included in the form 10-KSB as filed with the Securities and Exchange Commission on April 15, 2005. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/Bennett Thrasher PC

Bennett Thrasher PC

Atlanta, Georgia
December 2, 2005